UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

June 22, 2020
Date of Report (Date of earliest event reported)
PDS Biotechnology Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-37568	26-4231384
(State or other jurisdiction of incorporation)	(Commission File Number	(IRS Employer Identification No.)

25B Vreeland Road Florham Park, NJ	07932
(Address of Principal Executive Offices)	(Zip Code)

(800) 208-3343
Registrant’s telephone number, including area code

(Former name or former address if changed since last report,)

Securities registered pursuant to Section 12 (b) of the Act:
Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, par value $0.00033 per share	PDSB	The Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4©)

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 23, 2020, the Board of Directors of PDS Biotechnology Corporation (the “Company”) appointed Michael King as interim Chief Financial Officer.  Mr. King will replace Janetta Trochimiuk as interim Principal Accounting Officer and Frank Bedu- Addo, Ph.D., as interim Principal Financial Officer.

Mr. King, age 50, joined the Company in 2014 as the Chief Financial Officer. Mr. King helped take the Company public via a reverse merger with Edge Therapeutics, Inc. in March 2019 and has continued to serve as a financial consultant to the Company since that time.  Mr. King is the former long-time Chief Business Officer and Chief Financial Officer of Aprecia Pharmaceuticals, LLC, a specialty pharmaceuticals company that develops branded specialty products using three-dimensional printing, a unique pharmaceutical manufacturing technology. Mr. King has served as a senior advisor to a number of early-stage public and private biotechnology and biopharmaceutical companies. Mr. King was Chief Business Officer of Atrin Pharmaceuticals, Chief Commercial Officer of Belrose Pharma, as well as Head of US Product Portfolio & Strategy, and a member of the U.S. Executive Committee, for Sandoz GmbH, the $10 billion subsidiary of Novartis AG. A former management consultant with McKinsey & Company, Mr. King has a diverse background in corporate finance and sell-side analyst research, with deep knowledge of the pharmaceutical/biotechnology industry.  Mr. King holds a Masters of Business Administration with Honors from the Columbia Graduate School of Business and a Bachelor of Arts from Wesleyan University.

There are no family relationships between Mr. King and any of the Company’s directors or other executive officers. There are no arrangements or understandings between Mr. King and any other persons or entities pursuant to which he has been appointed as interim Chief Financial Officer and Mr. King has no direct or indirect interest in any transaction or proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. King will receive a consulting fee of $17,000 per month. Mr. King did not receive any equity awards in connection with his appointment. A copy of Mr. King’s consulting agreement with the Company is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 5.07	Submission of Matters to a Vote of Security Holders.

At the 2020 annual meeting of stockholders (the “Annual Meeting”) of the Company held on June 23, 2020, the following proposals were submitted to the stockholders of the Company:

Proposal 1:
The election of Kamil Ali-Jackson, Esq. and Ilian Iliev, Ph.D. to serve as Class B directors until the Company’s 2023 annual meeting of stockholders and until their successors are duly elected and qualified.

Proposal 2:	The ratification of the appointment of KPMG US LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

For more information about the foregoing proposals, see the Company’s definitive proxy statement on Schedule 14A filed with the United States Securities and Exchange Commission on April 29, 2020 (the “Proxy Statement”). Of the 15,350,445 shares of the Company’s common stock entitled to vote at the Annual Meeting, 10,786,524 shares, or approximately 70.26%, were represented at the meeting in person or by proxy, constituting a quorum. The number of votes cast for, against or withheld, as well as abstentions and broker non-votes, if applicable, in respect of each such proposal is set forth below:

Proposal 1:	Election of Class B Directors.

The Company’s stockholders elected the following directors to serve as Class B directors until the 2023 annual meeting of stockholders and until their successors are duly elected and qualified. The votes regarding the election of the director were as follows:

Director	Votes For	Votes Withheld	Broker Non-Votes
Kamil Ali-Jackson, Esq.	5,547,733	66,470	5,172,321
Ilian Iliev, Ph.D.	5,549,506	64,697	5,172,321

Proposal 2:	Ratification of Appointment KPMG US LLP.

The Company’s stockholders ratified the appointment of KPMG US LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. The votes regarding this proposal were as follows:

Votes For	Votes Against	Votes Abstaining	Broker Non-Votes
10,688,544	78,764	19,216	0

Item 8.01	Other Events.

On June 22, 2020, the Company announced the publication of data generated by the National Cancer Institute. The full text of the press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Consulting Agreement (Michael King).
99.1	Press release dated June 22, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PDS Biotechnology Corporation

Date: June 24, 2020	By:	/s/ Frank Bedu-Addo, Ph.D.
Name: Frank Bedu-Addo, Ph.D.
Title: President and Chief Executive Officer